NEWS RELEASE

TALISMAN OFFSHORE GAS DISCOVERY IN VIETNAM TESTS AT 34 MMCF/D

CALGARY, Alberta – Talisman Vietnam Limited, a wholly owned subsidiary of Talisman Energy Inc., has made a gas discovery in Block 46-Cai Nuoc offshore Vietnam.

The Hoa Mai-1X exploration well successfully tested the Hoa Mai prospect in Vietnam Block 46-Cai Nuoc.  Block 46-Cai Nuoc is located adjacent to the Talisman operated PM-3 CAA Malaysia/Vietnam block, and Hoa Mai is situated some 9 kilometres northwest of the PM-3 CAA Bunga Kekwa C wellhead platform.  The well discovered a 16 metre gas column in high quality Miocene aged channel sandstones.

The well was tested and flowed at a rate of 34 mmcf/d of natural gas at a 76/64-inch choke with 1,300 psi tubing head pressure and was constrained by surface testing equipment.  Hoa Mai is estimated to contain 70-100 bcf of recoverable gas reserves.  Development planning will focus on a tie-back to the recently installed PM-3 CAA facilities.

“This is an excellent result from Talisman’s first exploration well in Vietnam.  Year-to-date we have drilled five out of five successful exploration and appraisal wells on our Malaysia/Vietnam holdings.  This success further reinforces our belief in the upside potential of the area and demonstrates that our strategy for the area is working,” said Dr Jim Buckee, President and Chief Executive Officer.

Talisman Vietnam Limited is operator and holds a 33.15% interest in Block 46-Cai Nuoc.  PetroVietnam Investment & Development Company holds a 30% interest and Petronas Carigali (Vietnam) Sdn. Bhd. holds a 36.85% interest.  PetroVietnam Investment & Development Company is a subsidiary of PetroVietnam, the national oil company of Vietnam, while Petronas Carigali is the exploration and production subsidiary of Malaysia’s state owned Petronas.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:

403-237-1196

Fax:

403-237-1210

E-mail:

tlm@talisman-energy.com

Forward-looking Statements

This news release contains statements about gas reserves and business plans for development and production that constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements.  These risks include the risks and uncertainties involving geology of oil and gas deposits; risks of the oil and gas industry, such as operational risks in developing and producing natural gas; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks.  Relevant risks also include, but are not limited to:  uncertainties as to the availability and cost of financing; risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action in countries such as Malaysia and Vietnam); general economic conditions; the effect of acts of, or actions against international terrorism; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company’s Annual Report under the headings "Management's Discussion and Analysis – Liquidity and Capital Resources",

"-Risks and Uncertainties" and "- Outlook" as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Note to U.S. Residents

Talisman is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, and, consequently files reports with and furnishes other information to the SEC.  These reports and other information have been prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States.  The SEC normally permits oil and gas companies to disclose in their filings with the SEC only proved reserves that have been demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Accordingly, any probable or possible reserves and the calculations with respect thereto included in this release do not meet the SEC’s standards for inclusion in documents filed with the SEC.

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